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                                                             Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                   Three Months Ended
                                                        March 31,
                                                   1996          1995
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $ 44,235      $ 95,530
  Interest expense                                125,980       124,795
  Implicit interest in rents                        3,092         3,070

Total earnings                                   $173,307      $223,395

Fixed charges:

  Interest expense                               $125,980      $124,795
  Implicit interest in rents                        3,092         3,070

Total fixed charges                              $129,072      $127,865


Ratio of earnings to fixed charges                   1.34          1.75
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